RETIREMENT AND CONSULTING AGREEMENT


        This Retirement and Consulting Agreement (this "Agreement") is made by and between CARRINGTON LABORATORIES, INC., a Texas corporation ("Carrington"), and DAVID G. SHAND, M.D., Ph.D. ("Shand"), for the purpose of documenting the terms of Shand's retirement as an officer and employee of Carrington and his engagement as a consultant to Carrington, all as set forth below:

        1. Retirement. Effective as September 30, 1997 (the Retirement Date ), (a) Shand hereby voluntarily retires from all positions that he now occupies as an employee and/or officer of Carrington and any of its subsidiary corporations, including but not limited to his position as Executive Vice President, Research and Development, of Carrington; and (b) the letter agreement between Carrington and Shand dated December 12, 1994, and signed by Shand on December 14, 1994, is hereby terminated in its entirety.

             (a) Compensation and Benefits. Through the Retirement Date, Carrington shall continue to pay Shand his regular compensation at the rate currently in effect, less all legal deductions, and all benefits to which he is currently entitled under Carrington's existing employee benefit plans and policies. Carrington shall pay Shand for any vacation time that is accrued and unused as of the Retirement Date. Shand acknowledges that he is not and will not be entitled to receive anything under Carrington's 1995 Management Compensation Plan.

             (b) Reimbursement of Expenses. Carrington shall reimburse Shand for all reasonable and properly reimbursable business expenses incurred by him prior to the Retirement Date promptly a f ter Shand timely submits a proper expense report and supporting documentation to Carrington.

             (c) Stock Options. On the Retirement Date, Shand shall surrender to Carrington all of the stock options previously granted to him by Carrington that are then outstanding (the "Old Options"), subject to his receipt of the New Options provided for in Section 4(d) of this Agreement.

             (d) Authority. After the Retirement Date, (i) Shand will not be, and will not hold himself out as being, a director, officer or employee of Carrington or any of its subsidiary c o r porations, and (ii) Shand will not be obligated or authorized, and will not hold himself out as being authorized,
        t o make any representations, enter into any contracts, commitments, or obligations, or perform any other acts of any kind whatsoever on behalf of Carrington or any of its subsidiary corporations, except to the extent, if any, that the President or a Vice President of Carrington expressly authorizes him to do so in connection with his performance of Services, as that term is defined in Section 3 of this Agreement.

        2. Consulting Term. Beginning on October 1, 1997, Shand shall serve as a consultant to Carrington for a term (the "Consulting
   Term") that shall end on the earliest to occur of the following dates:

             (a)  the first anniversary of the Retirement Date;

             (b)  the date of Shand's death;

             (c) the date on which Carrington's Board of Directors elects to terminate the Consulting Term for "Cause," as hereinafter defined;

             (d) the date on which Shand elects to terminate the Consulting Term by written notice to Carrington due to a material breach of this Agreement by Carrington; or

             (e) the date on which Carrington and Shand mutually agree in writing to terminate the Consulting Term.

             The Consulting Term shall not terminate solely by reason of Shand's becoming a part-time or full-time employee of a third party, provided he complies with the terms of this Agreement.

             This Agreement may be renewed for up to five (5) additional one-year terms upon the written agreement of both parties.

             As used in this Agreement, the term "Cause" shall mean (i) any act by Shand that is, in the good faith opinion of Carrington's Board of Directors, adverse to the best interests of Carrington, or
   (ii) the breach by Shand of any of his obligations under this Agreement or the Confidentiality Agreement referred to in Section 8 hereof.

             The expiration or termination of the Consulting Term shall not terminate any rights of either party that shall have accrued at or prior to the time of such expiration or termination, including but not limited to the right of either party to recover damages from the other party due to the other party's breach of this Agreement.

        3. Consulting Services. During the Consulting Term, Shand shall perform for Carrington such consulting services as Carrington from time to time reasonably requests ("Services"). The amount of time to be spent by Shand in performing Services requested by Carrington shall be agreed to by Shand and Carrington in advance of the performance of such Services. The Services requested by Carrington shall be of the same general nature as the services that Shand performed for Carrington while in its employ and may include designing, or advising and assisting in the designing of, clinical trials and selecting, or advising and assisting in the selection of, clinical research organizations. The Services shall be performed by Shand at such times and upon such schedule as shall be mutually agreeable to Shand and Carrington. Notwithstanding the foregoing, however, Shand shall not be required to perform Services for more than fifteen (15) days during any "Contract Quarter," as that term is hereinafter defined, unless he and Carrington so agree. As used herein, the term "Contract Quarter" means a period of three (3) consecutive months beginning on the first day of the first, fourth, seventh or tenth month of the Consulting Term. Carrington shall not be obligated to request the performance of any Services by Shand.

        4.   Consulting Compensation and Benefits.

             (a)  Compensation.   The compensation payable by Carrington
   to Shand for his agreement to perform and his performance of Services under this Agreement shall be as follows:

                  (i) Retainer. During the Consulting Term, Carrington shall pay Shand a retainer of $3,333.33 per month, payable on the fifteenth day of each calendar month (or, if the fifteenth day of a month is a Saturday, Sunday or holiday, on the last business day preceding the fifteenth day of such month). Carrington shall deduct from such retainer the cost payable by Shand for participating in Carrington's group insurance plan(s) as contemplated by Section 4(c) of this Agreement.

                  (ii) Fees for Services.  The retainer payments made by
        Carrington pursuant to Section 4(a)(i) hereof shall constitute payment in full to Shand for his performance of Services for up to fifteen (15) days during each Contract Quarter. If Carrington and Shand agree that he shall spend in excess of fifteen (15) days during any Contract Quarter performing Services, Carrington shall pay Shand an additional consulting fee at the rate of $375 per hour for the excess time that he spends performing such Services. Any such additional consulting fees shall be paid by Carrington to Shand promptly after he submits to Carrington a proper bill for the Services performed.

             (b) Reimbursement of Expenses. Carrington shall reimburse Shand for all reasonable and properly reimbursable business expenses incurred by him during the Consulting Term in connection with his performance of Services (including reasonable expenses for travel, meals and lodging, if he is required to travel in connection with the performance of Services), provided (i) Shand obtains advance written authorization from the President or a Vice President of Carrington to incur such expenses and (ii) Shand timely submits a proper expense report and supporting documentation to Carrington.

             (c) Group Insurance. During the Consulting Term, Shand may participate in Carrington's group insurance plan(s), subject to the terms of such plan(s) and provided he timely pays any cost that he is required to pay in connection therewith. Unless earlier terminated in accordance with the terms of such plan(s), Shand's participation in such plan(s) shall terminate upon the expiration or termination of the Consulting Term, except to the extent (if any) that he is entitled, and elects, to continue insurance coverage thereafter at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act.

             (d)  Stock  Options.  In consideration of Shand's agreement to all of the terms and conditions of this Agreement, and also in consideration of and subject to Shand's surrender to Carrington on the Retirement Date of all of the Old Options, Carrington shall grant to Shand, effective as of the first day of the Consulting Term and pursuant to Carrington's 1995 Stock Option Plan, as amended (the "Option Plan"), new stock options (the "New Options") having substantially the same terms and conditions as the unexercised portions of the Old Options, including the right to purchase the same numbers of shares of Carrington's Common Stock at the same times and for the same prices as he would have been entitled to purchase them under the Old Options if he had continued as an employee of
   C a r r i n g ton and the Old Options had remained in effect. Notwithstanding the foregoing, the New Options (i) shall not be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) shall expire and become null and void no later than upon the expiration of thirty (30) days from the date on which the Consulting Term expires or terminates, for any reason other than Shand s death, and (iii) shall comply with the provisions of Article V and all other applicable provisions of the Option Plan.

        5. Independent Contractor. During the Consulting Term, Shand shall be an independent contractor of Carrington and shall not be considered an employee of Carrington for any purpose whatsoever. Accordingly, Carrington will not withhold any amounts for income or employment taxes from the retainer payments or fees that it pays him under Section 4(a) of this Agreement, and Shand shall be responsible for paying all income and self-employment taxes payable with respect to such compensation.

        6. A. General Release. Shand and his family members, heirs, successors, and assigns (hereinafter referred to collectively as the "Releasing Parties") hereby release, acquit, and forever discharge C a r rington, its subsidiary corporations and their respective shareholders, directors, officers, fiduciaries, agents, servants, employees, representatives, attorneys, insurers, successors, and assigns (collectively, the "Released Parties") from any and all claims, demands, and causes of action of every kind and character, whether vicarious, derivative, or direct, that any of the Releasing Parties now has or may hereafter have or assert against any or all of the Released Parties growing out of, resulting from, or connected in any way with Shand's employment or his retirement from employment with Carrington, including but not limited to any and all claims for damages (actual, exemplary, liquidated, or unliquidated), back pay, future pay, deferred compensation, bonuses, commissions, severance p a y ments, vacation and leave benefits, unreimbursed business expenses, overtime compensation, reinstatement or priority placement, past and future medical or other employee benefits for Shand or his dependents, employee retirement benefits, contributions to company-sponsored 401(k) plans (except as presently vested in any savings plan sponsored by Carrington in which Shand is a participant), medical and counseling costs, injunctive relief, declaratory relief, attorney's fees, costs of court, disbursements, interest, or any other form whatsoever of legal or equitable relief to which any of the Releasing Parties claims or might claim entitlement as a result of any alleged act or omission of any of the Released Parties, including but not limited to any alleged unlawful age discrimination or any other form of unlawful employment discrimination, retaliation, wrongful termination, breach of contract (express or implied), tortious interference with contract, promissory estoppel, detrimental reliance, negligent or intentional infliction of emotional distress, negligent hiring and supervision, assault, battery, defamation of character, any alleged act of harassment or intimidation, negligent or intentional misrepresentation or fraud, invasion of privacy, or any other intentional or negligent tort, or any alleged violation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of
   1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute, the public policy of the United States, the State of Texas, or any other state, or any other federal or state statutory or common law, or any other alleged adverse employment action by any of the Released Parties, and all other loss, expense, or detriment of every kind and character, whether past or future, that any of the Releasing Parties may have sustained or may hereafter sustain by reason of any act or omission of any of the Released Parties growing out of, resulting from, or connected in any way with Shand's employment or his retirement from employment with Carrington. IT IS THE EXPRESS INTENTION AND AGREEMENT OF THE PARTIES THAT THE FOREGOING PROVISIONS OF THIS SECTION 6 RELEASE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY FOR THEIR OWN NEGLIGENCE. The preceding provisions of this Section 6 do not apply to any rights or claims that may arise after the date this Agreement is executed by Shand.

             B. Release by Carrington. Carrington hereby releases, acquits and forever discharges Shand from any and all claims, demands and causes of action of every kind and character that Carrington now has or may hereafter have or assert against Shand growing out of, resulting from or connected in any way with Shand s employment or the termination of his employment with Carrington. This general release does not apply to any rights or claims that may arise after the date the Agreement is executed by Carrington.

        7. Nondisparagement. Shand shall not make any statements, orally or in writing, or engage in any other acts that would directly or indirectly cause any harm or damage to Carrington or any of the other Released Parties. Likewise, Carrington shall not make any statements, orally or in writing, or engage in any other acts that would directly or indirectly cause any harm or damage to Shand.

        8.   Confidentiality   Obligations.      All   agreements   and
   obligations, including the obligation of confidentiality, set forth in the Employee's Confidentiality Agreement dated January 16, 1995 between Carrington and Shand (the "Confidentiality Agreement") shall continue in effect notwithstanding Shand's retirement from employment with Carrington and shall be applicable during the Consulting Term. To the extent that the Confidentiality Agreement imposes obligations upon Shand for any period(s) following the termination of his employment with Carrington, those obligations shall continue in effect for equal period(s) following the expiration or termination of the Consulting Term. In addition, Shand shall hold in confidence the terms of this Agreement and shall not disclose the same to any person, except that he may disclose the same to his spouse, attorney, and accountant or tax return preparer if such persons have agreed to keep such information confidential, and he may disclose the same if and to the extent that such disclosure is required by law or judicial process.

        9. Attorneys' Fees. If either party to this Agreement institutes any action or proceeding in any court to enforce any provision hereof or to recover any damages by reason of the breach of any provision hereof or seeking any other judicial remedy with respect hereto, the prevailing party shall be entitled to collect from the other party hereto such costs incurred in connection with such action or proceeding (including but not limited to court costs and reasonable attorneys' fees) as the court shall allow.

        10. Effective Period of Offer. Carrington's offer of the terms set forth in this Agreement will expire at 12:01 a.m. on the twenty-second day following the date of Carrington's execution of this Agreement, i.e., on September 5, 1997 Shand may accept this offer at any time before such expiration by executing this Agreement and returning it to Carrington.

        11. Effective Date of Agreement. This Agreement will become effective and enforceable on the expiration of seven (7) days after Shand's execution of this Agreement (the "Effective Date"). At any time before the Effective Date, Shand may revoke his acceptance of this Agreement.

        12. Consultation with an Attorney. Carrington hereby advises Shand that he has the right to consult an attorney before executing this Agreement.

        13. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered to the addressee in person, sent to the addressee by telefacsimile transmission to the telephone number at which the a d d r essee normally receives telefacsimile communications, or deposited in the United States mail, postage prepaid, certified or r e g istered mail, return receipt requested, addressed to the appropriate party at the address set forth opposite such party's name below, or at such other address as such party shall have theretofore designated by written notice given to the other party in accordance with this section:

             Carrington:         Carrington Laboratories, Inc.
                            2001 Walnut Hill Lane
                            Irving, Texas  75038
                            Attention:  Chief Executive Officer

             Shand:              Dr. David G. Shand
                            1205 Travis Circle South
                            Irving, Texas  75038

        14. Miscellaneous. Shand and Carrington agree that this Agreement and the Confidentiality Agreement (which are hereinafter collectively called the "Final Agreement") (a) contain and constitute the entire understanding and agreement between them regarding the subject matter hereof; (b) contain captions and definitions that are included only for convenience of reference and are not intended and shall not be construed to change the express provisions of the Final Agreement; (c) supersede and cancel any previous negotiations, agreements, commitments and writings regarding the subject matter of the Final Agreement; (d) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties hereto; (e) are binding on and shall inure to the benefit of Shand, his heirs, successors and assigns, and Carrington and its successors and assigns, and that the terms of Section 6 hereof shall inure to the benefit of and be enforceable by all of the Released Parties; and (f) shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States.

             Shand and Carrington further agree that (i) if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the remaining provisions of this Agreement and shall not affect the validity or enforceability of such remaining provisions, all of which shall remain in full force and effect; and (ii) if any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

        SIGNED on the dates set forth below.

                                 CARRINGTON LABORATORIES, INC.




   Dated: August 14, 1997             By:  /s/  Carlton E Turner
                                      ----------------------------------
                                      Carlton E. Turner, Ph.D., D.Sc.
                                      President & Chief Executive Officer




   Dated: August 14, 1997             By:  /s/ David G. Shand
                                      ----------------------------------
                                      DAVID G. SHAND, M.D., Ph.D.